UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2019 (December 19, 2019)

VISTEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan	48111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800)-VISTEON

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2019, Visteon Corporation (the “Company”) entered into Amendment No. 5 (the “Amendment”) to its credit agreement, dated as of April 9, 2014 (as amended by that certain Waiver and Amendment No. 1 to Credit Agreement, dated as of March 25, 2015, Amendment No. 2 to Credit Agreement, dated as of March 24, 2017, Amendment No. 3 to Credit Agreement, dated as of November 14, 2017, and Amendment No. 4 to Credit Agreement, dated as of May 30, 2018, the “Existing Credit Agreement”; and the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”) with Citibank, N.A., as administrative agent, the guarantors party thereto and certain lenders party thereto. The Amendment provides for (i) the replacement and extension of the existing revolving credit facility with a new revolving credit facility (the “Refinancing Revolving Facility” and any loans made pursuant thereto, “New Revolving Credit Loans”) in an aggregate principal amount of $400,000,000 and (ii) certain other modifications to the Existing Credit Agreement as described below and therein.

At the Company’s option, New Revolving Credit Loans may be maintained from time to time at an interest rate equal to the applicable domestic rate (“Base Rate”) plus an applicable margin or the LIBOR-based rate (“Eurodollar Rate”) plus an applicable margin. The applicable margin will range from 1.00% to 2.00% on Eurodollar Rate loans and from 0.00% to 1.00% on Base Rate loans, based on the Company’s Total Gross Leverage Ratio (as defined in the Credit Agreement) from time to time. The Company will also pay a commitment fee between 0.15% and 0.25%, payable quarterly, on the average daily unused amount of the Refinancing Revolving Facility based on the Company’s Total Gross Leverage Ratio from time to time.

Up to $75,000,000 of the Refinancing Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for New Revolving Credit Loans. Up to $20,000,000 of the Refinancing Revolving Facility is available for swing line advances, and any such swing line advances will reduce the amount available for New Revolving Credit Loans. The Company may request an increase in the limit under the Refinancing Revolving Facility.

Subject to certain exceptions, the Refinancing Revolving Facility shall mature on December 24, 2024 (the “Refinancing Revolving Facility Maturity Date”). New Revolving Credit Loans are due and payable in full on the Refinancing Revolving Facility Maturity Date. Outstanding borrowings are prepayable without penalty in $100,000 increments over $500,000 for loans maintained under the Base Rate and in $250,000 increments over $1,000,000 for loans maintained under the Eurodollar Rate.

The Credit Agreement requires the Company and its subsidiaries to comply with customary affirmative and negative covenants, including a financial covenant for the benefit of the lenders under the Refinancing Revolving Facility, and contains customary events of default. Pursuant to such financial covenant, the Company is not to permit the total net leverage ratio as of the last day of a test period to exceed 3:50:1:00.

All obligations under the Credit Agreement and obligations in respect of certain cash management services and swap agreements with the lenders and their affiliates are (i) unconditionally guaranteed by certain of the Company’s subsidiaries and (ii) secured by a first-priority perfected lien (subject to certain exceptions) in substantially all of the property of the Company and the subsidiaries party to the security documents, subject to certain limitations.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1

Amendment No. 5 to Credit Agreement, dated as of December 19, 2019, by and among Visteon Corporation, the guarantors party thereto, each lender party thereto and Citibank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION

Date: December 20, 2019	By:	/s/ Brett D. Pynnonen
Brett D. Pynnonen
Senior Vice President and General Counsel